Exhibit 99.1

NAVISTAR INTERNATIONAL CORPORATION 4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555

Media Contact:	Roy Wiley	630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site:	www.nav-international.com
NAVISTAR PROVIDES 3Q UPDATE ON GOAL TO REACH $15 BILLION
IN REVENUES WITH 10 PERCENT SEGMENT MARGINS BY 2009
Dealers Place More Than 1,200 Orders For New ProStar™ Class 8 Truck;
Company Committing Additional Resources To Complete Restatement Process
          WARRENVILLE, Ill. — September 13, 2006 — Navistar International Corporation (NYSE: NAV) today will provide the investment community highlights of its third quarter operating metrics as well as an update on its ongoing restatement process.
          Daniel C. Ustian, Navistar chairman, president and chief executive officer, will discuss how Navistar is delivering on its goal of achieving $15 billion in revenues with 10 percent segment margins by 2009 with good returns at all points of the business cycle.
          “We continue to aggressively implement our plan to deliver on our commitments with great products, achieving a more competitive cost structure and delivering profitable growth,” Ustian said. “By leveraging what we have and utilizing what others have built, we are confident we can make our strategy a reality.”
          “Our new ProStar™ Class 8 heavy truck is an excellent example of great products,” Ustian said. “Dealers at our national dealer meeting in Chicago last month were so enthusiastic about this exciting new heavy truck that they placed more than 1,200 orders. The ProStar™ offers best in class fuel economy, lowest cost of ownership and unprecedented uptime.”
          Ustian again reaffirmed that the company anticipates diluted earnings per share for fiscal 2006 will exceed $5.38 per share.
          “We believe our future is extremely bright as we continue to capitalize on the strength of the industry and build on our core business through growth in markets that are counter-cyclical to our heavy truck business,” Ustian said. “While we cannot be more specific due to the ongoing restatement process, we believe our three pillar growth strategy is on track as we continue to take cost out of the business, our military business continues to grow and we are preparing to begin production of additional XT models.”
-- more --

Page Two/Sepember13Update
          Navistar announced on April 7, 2006, that it would restate its financial results for the fiscal years 2002 through 2004 and for the first nine months of fiscal 2005. Bill Caton, newly-elected executive vice president and chief financial officer, will give investors and security analysts an update about the company’s restatement process.
          “We are working diligently with outside resources on our restatement and I want to stress that the accuracy of our financial statements is our number one priority,” Caton said. “The magnitude and volume of items under review makes completing the required work for both the restatements and 2006 quarterly financial statements a challenging task. We are dedicating significant resources both internally and externally to this project. There are areas ahead of schedule, some areas right on time and others behind schedule. To keep our momentum going we have added more resources to the areas behind schedule.”
          Turning to current operations, Ustian said that worldwide shipments of International® brand medium, heavy and severe service trucks and IC brand school buses during the first nine months of fiscal 2006 totaled 98,900 units, a gain of 6.1 percent over the 93,200 units in the first nine months a year ago. Combined market share for the third quarter was 25.6 percent, down slightly from 26.3 percent in the third quarter a year ago. Historically, the fourth quarter has been the strongest for the company in terms of shipments and Ustian said the company anticipated that full year market share will be at or above year earlier levels, depending upon engine constraints.
          Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com
          Company officials will hold a conference call with analysts today beginning at 10:00 a.m. CDT to discuss business highlights for the third fiscal quarter ended July 30, 2006, and provide a strategic initiatives update. The call can be accessed via the company’s Web site, www.internationaldelivers.com and clicking on the link on the investor relations page. A series of questions and answers dealing with company operations is attached to the end of this news release.
-- more --

Page Three/Sepember13Update
          Note concerning the September 13 conference call: Investors are advised to log on to the Web site at least 15 minutes prior to the start of the Web cast to allow sufficient time for downloading any necessary software. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site prior to the start of the Web cast. The Web cast will be available for replay at the same Web address within 24 hours following its conclusion and will be available until midnight December 7, 2006.
Forward Looking Statements
Information provided and statements contained in the presentation that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and period resulting from such review, if any, nor can there be any assurance that additional adjustments to the financial statements of the company will not be identified.
-- more --

Page Four/September 13 Update
Following is a series of questions and answers dealing with company operations.

Q1:	When will you be able to quantify the impact of the restatement?
A:	Given the number of items under review we do not feel comfortable quantifying the restatement until we file the financial statements.

Q2:	Can you update us on where you stand with the NYSE?
A:	The New York Stock Exchange has granted the company up to a six month additional trading period through February 1, 2007 to complete and file its fiscal 2005 annual report on Form 10-K with the Securities and Exchange Commission, subject to reassessment during this time frame.

Q3:	Can you provide any information on what your plans are for your debt balance?
A:	We intend to pay down $400 million of the $1.5 billion bridge facility by fiscal year-end.

Q4:	Can you give us any update on your 2007 EPS guidance?
A:	We will not give specific guidance for 2007 at this time. We do believe the actions we have put in place will make 2007 a good year.

Q5:	How does a 100 basis points increase/decrease impact the post retirement benefits expense and the projected benefit obligation?
A:	A change in the expected return on assets of 100 basis points would increase/decrease pension expense by $32 million and other postretirement benefits expense by $8 million annually. A 100 basis point change in the discount rate change would have an impact of less than $4 million on annual pension expense. The impact of a change of 100 basis points in the discount rate would increase/decrease the obligation for pension benefits by approximately $325 million and the obligation for other benefits by approximately $224 million.

Q6:	You have a goal to reduce cost by $6,000 per truck and $600 per engine by 2009. Can you update us on your progress?
A:	Due to the restatement process, we cannot give progress to the specific goals, but based on our strategic initiatives in global sourcing, growing scale, strategic partnering with others, design changes, and a continued focus on manufacturing efficiencies we believe we are on track if not ahead to meet these goals by 2009.

Q7:	In 2005, you acquired MWM and Workhorse and bought and sold some of your dealers as part of your dealer distribution strategy. What were the costs of those acquisitions?
A:	In 2005, we paid approximately $580 million in total for MWM, Workhorse, and net dealer franchise acquisitions.

Q8:	The company has said that it has reduced its fixed costs since 2002. Can you give some examples of improvements you have implemented?
A:	In 2002, our Truck Costs of Goods sold composition was 10 percent fixed versus 2005 of 3.9 percent fixed. We have put productivity improvements in place such as line speed efficiencies, model alignment across facilities, new labor agreements and plant outsourcing.
-- more --

Page Five/September 13 Update

Q9:	What should we assume the company will spend on capital expenditures in 2006 and 2007?
A:	For 2006 and 2007, we expect our capital expenditures to be within the $250 million to $350 million range per year.

Q10:	What can we expect in performance from your 2007 engines?
A:	We expect to achieve fuel economy, durability/reliability and performance neutrality with our 2006 engine. Our plan is to offset the decreased energy content of ultra low sulfur diesel fuel and the small fuel usage for active regeneration with improvements in the basic engine combustion system and electronic controls.

Q11:	Can you provide an update on the negotiations with the UAW?
A:	Union members failed to ratify the proposed contract that had been agreed to by the company and the union bargaining committee. We expect no impact to the business given the current contract runs through September 30, 2007. As is typical, we will begin discussions on a new UAW master contract mid-year 2007.

Q12:	What is your anticipated 2007 pricing given the stringent federal exhaust emissions standards?
A:	For our cab forward (CF) vehicle, prices are estimated to increase approximately $4,000. Prices for International mid-range diesel powered trucks and IC buses will increase $5,000 to $6,000 per vehicle and for International Class 8 truck/tractors with supplier engines, prices will increase $7,000 to $9,000.

Q13:	Have you seen any year over year steel, precious metals and resin price increases in 2006?
A:	Through July 31st, our unaudited year-to-date costs reflect $108 million for precious metals increases and $25 million for other commodity increases such as resins and petroleum products. Generally, we have been able to recover these increases in the marketplace via pricing performance.